Exhibit 99.1

Sonnet BioTherapeutics Holdings Provides Business and Earnings Update

Company successfully completes merger with private Sonnet BioTherapeutics

Company Launches Initiative to Explore FHAB Technology in Antiviral Applications

PRINCETON, N.J., May 18, 2020 – Sonnet BioTherapeutics Holdings, Inc. (Nasdaq: SONN) (“Sonnet” or the “Company”), a biopharmaceutical company developing innovative targeted biologic drugs, announced today its financial results for the three and six months ended March 31, 2020 and provided updates on its internal product development pipeline. In addition to the Company’s ongoing activities in immune oncology, a new initiative has been launched to evaluate the proprietary FHAB technology for antiviral applications.

Pankaj Mohan, Ph.D., Founder and CEO commented, “We are excited to have successfully completed the merger transaction and look forward to progressing our operations as a public company. We will continue to advance our immune oncology pipeline alongside our newly announced initiative to explore applications in virology. We believe Sonnet maintains a promising technology platform capable of benefiting patients, as well as our new shareholders.”

First Quarter and Recent Corporate Updates

Sonnet is pleased to provide the following updates on its pipeline assets:

SON-1010 (IL12-FHAB)

IL-12 is a well-known immune stimulator that Sonnet believes carries potential therapeutic utility in immune oncology (IO) and other indications, including virology. The Sonnet FHAB was designed to deliver low doses of conjugated drug candidates to target tissues such as solid tumors or the lymphatic system for oncology or virology indications, respectively.

John Cini, Sonnet co-founder and Chief Scientific Officer added, “Enhancing innate immunity is one of the keys to treating cancer, as well as viral infections. Our most advanced FHAB-derived compound, SON-1010, is being developed as an innate immunity enhancer, where it has shown significant tumor volume reduction in preclinical models. SON-1010 has been tested in cancerous mice and has shown to be over 30-fold more efficacious compared to wildtype IL-12, thus demonstrating the therapeutic potential of FHAB-based cytokine delivery.”

Sonnet has filed updated intellectual property that includes provisions for three areas of antiviral drug development: (i) as an adjuvant to potentiate vaccine efficacy; (ii) as a broad spectrum antiviral that could be deployed against a wide array of viruses, particularly those where Cytokine Release Syndrome (CRS) is not observed; and (iii) as a platform for configuring bispecific, multifunctional vaccines comprising the FHAB construct conjugated with both a vaccine peptide and an immune stimulator (e.g., IL-12) that could enhance delivery to the lymphatic system.

Sonnet has successfully manufactured and initiated animal testing of SON-1010 for select virology applications. The Company has initiated work on preliminary viral challenge studies in mice using an H1N1 model with data expected during the second half of 2020. If successful, a mouse-adapted SARS-CoV-1 challenge model study will follow, which we expect would help the Company develop a clinical trial strategy using FHAB in an adjuvant capacity, paired with a vaccine.

In IO, the Company has completed in vitro pharmacology studies of affinity and binding kinetics that demonstrate species cross-reactivity of SON-1010 in serum albumin for hamster, rat, dog, cynomolgus monkey and human. The results verified that SON-1010 displays species specificity to cynomolgus monkey and human subjects, which will guide species selection for further preclinical toxicology work. A humanized mouse model (SCID) study designed to evaluate PK/PD and dose response is underway. This work will inform our decision about dosing in a forthcoming nonhuman primate study, scheduled to commence following analysis of the SCID mouse data.

Work on the master cell bank expressing SON-1010, formulation development and process development activities have all been completed, in addition to drug product formulation (liquid and lyophilized). Process transfer and cGMP product manufacturing are scheduled for the second half of 2020, followed by an IND-enabling toxicology study in the first half of 2021. An IND submission is expected in the second half of 2021.

SON-080 (low dose IL-6)

Sonnet is currently requalifying the legacy clinical batch product and updating the safety package to comply with current regulatory requirements. The Company is undertaking the qualification and validation of the product prior to entering a preclinical toxicology study for further refining the dosing parameters for a Phase Ia/IIb trial in CIPN patients. Sonnet is designing this trial to leverage data from the prior studies conducted by Serono SA. Although the CIPN program continues to progress forward, the COVID-19 pandemic has impacted workflow at the Company’s contract research partners such that the Company now estimate delays pushing a trial initiation into the first half of 2021 from late 2020. Additionally, the Company continues to explore business development opportunities for the Diabetic Peripheral Neuropathy (DPN) indication.

SON-1210 (IL12-FHAB-IL15)

SON-1210 is a highly differentiated bispecific compound that has demonstrated significant reduction in tumor volume compared to concomitantly administered naked IL-12 and IL-15. Cell line development is underway and final clone selection is expected in 2020. Early development material will be used in a humanized mouse model (SCID) study designed to evaluate PK/PD and dose response. This work will inform our decision about dosing in a forthcoming nonhuman primate study, expected to be initiated by mid-2021. We will also explore potential antiviral applications for SON-1210.

SON-2014 (GMcSF-FHAB-IL18)

Discrete GMcSF and IL-18 for preclinical studies have been manufactured and the Company is currently undertaking a proof-of-concept study in mice to evaluate the efficacy of the co-administered cytokines.

SON-3015 (anti-IL6-FHAB-anti-TGFβ)

We expect to complete lead selection for this discovery-stage bispecific molecule around year-end 2020 followed by a preclinical proof-of-concept study in mice.

Merger Transaction

On April 1, 2020, the Company, formerly known as Chanticleer Holdings, Inc., completed its merger transaction with privately-held Sonnet BioTherapeutics, Inc. (“Sonnet Sub”), and on the same day spun-off its restaurant business through a dividend to its stockholders of the common stock of its newly-formed wholly-owned subsidiary, Amergent Hospitality Group, Inc. (“Amergent”).

Fiscal 2020 Second Quarter Ended March 31, 2020 Financial Results

As previously reported, on April 1, 2020, the Company completed its merger transaction with Sonnet Sub, whereby Sonnet Sub became a wholly owned subsidiary of the Company, and the business of Sonnet Sub became that of the Company. On April 2, 2020, the Company’s common stock began trading on The Nasdaq Capital Market under the symbol “SONN.”

Since the merger transaction occurred subsequent to March 31, 2020, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Securities and Exchange Commission on or about May 18, 2020 reflects the historical restaurant business of the Company, which was spun off in conjunction with and prior to the merger. As a result, the financial condition and results of operations of the Company for the periods presented in the 10-Q bear no relationship to the business, financial condition and results of operations of Sonnet Sub and are not indicative of the business, financial condition and results of operations of the Company for any future period. Sonnet Sub’s historical financial statements, along with pro forma financial information which give effect to the spin off and the merger, can be found in the exhibits to the Company’s Current Report on Form 8-K to be filed on or about May 18, 2020.

●	As of March 31st, 2020, Sonnet had $272k cash on hand. As previously reported, on April 1st, in conjunction with the close of the merger, Sonnet announced the close of a $19M private placement to institutional investors, which complemented an existing $20M share subscription facility, access to which is subject to certain conditions. The Company has $20 million remaining in this facility.
●	Research and development expenses for the six months ended March 31st, 2020, were $2.7M, compared to $0.2M for the same period in 2019. The increase was primarily driven by an increase in preclinical activities and a broadening of the company’s FHAB pipeline.
●	General and administrative expenses increased to $2.3M for the six months ended March 31st, 2020 from $0.3M for the same period in 2019. The increase was primarily driven by activities relating to the merger into Chanticleer.
●	On a pro forma basis, Sonnet ended the quarter with 9,180,001 shares of common stock outstanding.

About Sonnet BioTherapeutics Holdings, Inc.

Founded in 2011, Sonnet BioTherapeutics is an oncology-focused biotechnology company with a proprietary platform for innovating biologic drugs of single or bispecific action. Known as FHAB™ (Fully Human Albumin Binding), the technology utilizes a fully human single chain antibody fragment (scFv) that binds to and “hitch-hikes” on human serum albumin (HSA) for transport to target tissues. FHAB™ is the foundation of a modular, plug-and-play construct for potentiating a range of large molecule therapeutic classes, including cytokines, peptides, antibodies and vaccines.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential, “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Sonnet Biotherapeutics Investor Contact

Alan Lada
Solebury Trout
617-221-8006
alada@soleburytrout.com

SOURCE: Sonnet BioTherapeutics Holdings, Inc.

Sonnet Biotherapeutics, Inc.

Balance Sheets

(unaudited)

	March 31,	September 30,
	2020	2019
Assets
Current assets:
Cash	$272,855	$35,653
Prepaid expenses other current assets	19,484	4,101
Related-party receivable	214,142	—
Total current assets	506,481	39,754
Property and equipment	63,134	—
Operating lease right-of-use asset	243,733	—
Other assets	82,959	—
Total assets	$896,307	$39,754
Liabilities and stockholders’ deficit
Current liabilities:
Related-party notes	$919	$217,380
Accounts payable	3,678,318	1,842,996
Accrued expenses	514,275	824,865
Operating lease liability	76,366	—
Total current liabilities	4,269,878	2,885,241
Operating lease liability	167,687	—
Total liabilities	4,437,565	2,885,241

Commitments and contingencies (note 7)
Stockholders’ deficit:
Preferred stock; no par value: 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; no par value: 100,000,000 shares authorized; 53,881,250 and 52,055,250 issued and outstanding at March 31, 2020 and September 30, 2019, respectively	13,864,685	9,594,655
Accumulated deficit	(17,405,943)	(12,440,142)
Total stockholders’ deficit	(3,541,258)	(2,845,487)
Total liabilities and stockholders’ deficit	$896,307	$39,754

Sonnet BioTherapeutics, Inc.

Statements of Operations

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Operating expenses:
Research and development	$1,302,515	$166,426	$2,710,663	$224,411
General and administrative	1,208,374	102,234	2,269,280	200,298
Loss from operations	(2,510,889)	(268,660)	(4,979,943)	(424,709)

Interest income (expense)	14,142	(15,020)	14,142	(151,018)
Net loss	$(2,496,747)	$(283,680)	$(4,965,801)	$(575,727)
Per share information:
Net loss per share of common stock, basic and diluted	$(0.05)	$(0.01)	$(0.09)	$(0.01)
Weighted average shares outstanding, basic and diluted	53,672,415	49,560,056	53,068,157	48,786,299